SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

Pathfinder Bancorp, Inc.
-------------------------------------------------------------

(Exact name of registrant as specified in its charter)

Federal                        000-23601                 16-1540137
----------------------------     ---------------------      --------------------
(State or other jurisdiction      (Commission File No.)   (I.R.S. Employer
of incorporation)                                                         Identification No.)

Registrant's telephone number, including area code:  (315) 343-0057
--------------

Not Applicable
--------------------------------------------------------------
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02

On April 28, 2009, Pathfinder Bancorp, Inc. issued a press release disclosing first quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                PATHFINDER BANCORP, INC.

Date:  April 28, 2009             By:  /s/ Thomas W. Schneider
                                                 -------------------------------------
                                                 Thomas W. Schneider
                                                 President and Chief Executive Officer

EXHIBIT INDEX

Earnings release dated April 28, 2009 announcing March 31, 2009 earnings.

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:           Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 28, 2009 ………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $579,000, or $0.23 per diluted share, for the three months ended March 31, 2009 as compared to $332,000, or $0.13 per diluted share for the same period in 2008.  The return on average assets and return on average shareholders' equity were 0.65% and 11.67%, respectively, for the three months ended March 31, 2009, compared with 0.40% and 5.94%, respectively, for the three months ended March 31, 2008.

“In this first quarter of our 150th year, we are very pleased with the Bank’s performance, particularly given the continued stress on the national economy”, stated Thomas W. Schneider, President and CEO.  “All significant performance metrics have shown positive trends.  Net income has risen 74% on stronger margins and controlled expenses, deposits have grown 8% and loans 11%, year over year”, Schneider continued.  “Asset quality remains stable and loan loss reserves have increased by 38% when compared to March 31, 2008.”

“Even with these positive trends”, Schneider stated, “we must remain vigilant to assessing and responding to the heightened risks that now exist.  We will continue our careful focus on balance sheet management and capital growth as our primary areas of emphasis over short-term earnings performance.  We are proud of our 150 year history and mindful of the traditional banking principles that have provided for our longevity, our stability, and our success.”

Net interest income for the three months ended March 31, 2009, increased $301,000, or 12.5%, when compared to the same period during 2008.  Interest income decreased $70,000, or 1.6%, while interest expense decreased $371,000, or 17.8%.  Net interest rate spread increased to 3.19% for the first quarter of 2009 from 2.99% for the same period in 2008.  Average interest-earning assets increased 9% to $334.3 million at March 31, 2009, as compared to $305.8 million at March 31, 2008, while the yield on those assets decreased 51 basis points to 5.43% compared to 5.94% for the same period in 2008.  The increase in average earning assets is primarily attributable to a $24.8 million increase in the average loan portfolio and a $3.6 million increase in average balance of interest earning deposits.  Average interest bearing liabilities increased $23.6 million, or 8%, while the cost of funds decreased 71 basis points to 2.24% from 2.95% for the same period in 2008.  The increase in the average balance of interest bearing liabilities resulted primarily from a $19.0 million increase in average deposits and a $4.5 million increase in average wholesale borrowings.

The provision for loan losses for the quarter ended March 31, 2009 decreased to $135,000 from $145,000 for the same period in 2008. The Company continues to reserve for potential loan losses in reaction to a loan portfolio more heavily weighted to commercial term and commercial real estate, which have higher inherent risk characteristics than a consumer real estate portfolio, as well as a general weakening in economic conditions.  The Company's ratio of allowance for loan losses to period end loans increased to 1.03% at March 31, 2009 as compared to 0.99% at December 31, 2008.  Nonperforming loans to period end loans decreased to 0.89% at March 31, 2009 from 0.93% at December 31, 2008.

Non-interest income, exclusive of gains and losses from the sales of securities, loans and foreclosed real estate, decreased to $632,000 for the quarter ended March 31, 2009 compared to $698,000 for the same quarter in the prior year. The decrease in non-interest income is primarily attributable to a $34,000 decrease in loan servicing fees, a $28,000 decrease in service charges on deposit accounts, and a $11,000 decrease in the income from bank owned life insurance, offset by a $9,000 increase in other service charges.

Net gains and losses from the sales of securities, loans and foreclosed real estate increased to net gains of $167,000 for the quarter ended March 31, 2009, as compared to net gains of $6,000 when compared to the same quarter of 2008.   The increase was due to the gains recognized on the sale of $5.5 million in 30-year fixed rate residential mortgages and $4.5 million in municipal securities.

Non-interest expense increased $48,000, or 1.9% for the quarter ended March 31, 2009. A $53,000, or 16.9%, increase in other expenses was primarily due to an increase in FDIC assessments on deposits.  Pathfinder Bank offset 90% of its Deposit Insurance Fund assessments with available one-time assessment credits for the first two quarters of 2008 and took the remaining balance of the credit against the third quarter assessment.  For the first nine months of 2008, credits utilized to offset amounts assessed for Pathfinder Bank totaled $76,000.  Fourth quarter 2008 assessments for Pathfinder Bank were assessed in March 2009 and were not offset by credits.  Salaries and employee benefits increased $35,000, or 2.6%, primarily due to annual merit increases.  Data processing costs increased $30,000, or 9.7% due to an increase in maintenance fees and Internet banking charges from greater customer access and penetration.  These increases were offset by decreases of $47,000 and $23,000 in professional and other services and building occupancy, respectively.

On April 28, 2009, the Company announced that it has declared a cash dividend of $.03 per share on the Company’s common stock relating to the quarter ended March 31, 2009.  The dividend will be payable to all shareholders of record on May 15, 2009, payable on May 29, 2009.  This dividend levels represents a 71% reduction from the previously established dividend level, as the Company seeks to enhance its capital metrics during the current stressed economic cycle.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

EXHIBIT 99.1

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2009	2008

Condensed Income Statement
Interest and dividend income	$4,430	$4,500
Interest expense	1,717	2,088
Net interest income	2,713	2,412
Provision for loan losses	135	145
Net interest income after provision for loan losses	2,578	2,267
Noninterest income	632	698
Net gains on securities, loans and
foreclosed real estate	167	6
Noninterest expense	2,573	2,525
Income before taxes	804	446
Provision for income taxes	225	114
Net Income	$579	$332

Key Earnings Ratios
Return on average assets	0.65%	0.40%
Return on average equity	11.67%	5.94%
Net interest margin (tax equivalent)	3.53%	3.21%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,483,732
Basic earnings per share	$0.23	$0.13
Diluted earnings per share	0.23	0.13
Cash dividends per share (1)	-	0.1025
Book value per share	7.97	8.85

(1) No dividends were declared by the Company during the first quarter of 2009. A dividend was declared and recorded during April 2009, relating to the Company's financial performance for the quarter ended March 31, 2009.

	(Unaudited)
	March 31,	December 31,	March 31,
	2009	2008	2008
Selected Balance Sheet Data
Assets	$361,580	$352,760	$337,145
Earning assets	332,443	324,872	304,985
Total loans	247,979	249,872	223,390
Deposits	293,030	269,438	271,376
Borrowed Funds	37,400	51,975	34,310
Loan Loss Reserves	2,553	2,472	1,851
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	19,810	19,495	21,972

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.02%	-0.01%
Allowance for loan losses to period end loans	1.03%	0.99%	0.83%
Allowance for loan losses to nonperforming loans	116.05%	106.41%	86.70%
Nonperforming loans to period end loans	0.89%	0.93%	0.96%
Nonperforming assets to total assets	0.71%	0.75%	0.87%